Exhibit 23.2

February 15, 2011

Wells Fargo & Company,

        420 Montgomery Street,

               San Francisco, California, 94163.

Ladies and Gentlemen:

We hereby consent to the references to us under the heading “Validity of the Notes” in the Prospectus Supplement dated February 10, 2011 with respect to the Notes due 2016 of Wells Fargo & Company. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP